Exhibit 99.2

Pixelworks, Inc. Q1 2016 Conference Call
April 28, 2016

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2016 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to management and your host, Chief Financial Officer of Pixelworks, Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us. With me on today’s call is Todd DeBonis, Pixelworks’ CEO, and also Stephen Domenik, a director on Pixelworks’ board who has recently served as interim-CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the first quarter ended March 31, 2016.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, April 28, 2016, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense as well as certain charges related to the Company’s recently announced restructuring plan. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

We will start today’s call with a few opening remarks from Steve Domenik, a member of our board and recent interim CEO, who will then turn the call over to Todd DeBonis, who we announced as part of today’s press release has now assumed the permanent CEO role. Todd will provide additional comments on the business and quarter, after which I will review our first quarter financial results in more detail, and then provide our outlook for the second quarter of 2016.

With that, Steve please go ahead.

Steve Domenik

Thank you, Steve. Good afternoon everyone and thanks for joining us on today’s call.

As most of you are aware, I have been serving as Pixelworks’ interim CEO since early February. The Board has concluded a formal search process to identify a permanent CEO. I could not be more pleased to announce the Board’s decision to promote Todd DeBonis to President and CEO.

Just prior to Pixelworks, Todd was Vice President of Global Sales and Strategic Development at TriQuint Semiconductor, where he was a key contributor to the company’s rapid growth and from having a few hundred million dollar mobile business to one that generated over 1 billion dollars. He has nearly 30 years of experience as a seasoned executive with expertise spanning strategy, sales and operations across a global organization - and since coming to Pixelworks earlier this year, Todd has demonstrated in-depth knowledge of the industry, a strong understanding of Pixelworks’ technology as well as the required sales and operational capabilities required to lead the organization going forward. Put simply, I’m confident he is the right CEO to capitalize on the intrinsic value of Pixelworks’ technology and available market opportunities.

With that said, I would like to make a few brief remarks before turning the call over to Todd. As announced on April 7th, we implemented a restructuring plan with the goal of achieving two clear objectives. The first, was to streamline the organization and our product offerings in order to concentrate the company’s resources on market opportunities with the largest potential impact. The second objective was to right-size the organization by better aligning expenses with current revenue levels. I’ll let Steve Moore speak to the numbers in more detail, but I do want to highlight that we have been diligently focused on implementing this plan over the last several weeks, and both management and the Board remain fully committed to realizing the expected $5 million in annualized cost savings as well as the achievement of cash flow break-even.

I look forward to continuing to serve as a director on Pixelworks’ board and supporting Todd as he leads the Company’s efforts to capitalize on growth opportunities and realize Pixelworks’ full potential.

It’s now my pleasure to turn the call over to Todd.

Todd DeBonis

Thank you Steve, and good afternoon to those joining us on today’s call.

I’d like to first start by thanking Steve Domenik for the kind words and the Board for the vote of confidence and opportunity to lead Pixelworks as CEO. I’m very enthusiastic about taking on this role and also the future of this Company.

However, before talking about the future, I believe that it’s constructive to first take stock of where we are today. As most of you know, I joined Pixelworks earlier this year and was appointed COO in February. During the last few months, the majority of my time has been spent meeting with fellow employees to gain a deeper understanding of Pixelworks’ technology and capabilities, and then also meeting with our current projector customers as well as current and prospective mobile customers. My takeaway from these interactions has been positive, and provided further validation of the value of Pixelworks’ technology.

While at the highest level Pixelworks consists of two very different businesses and end markets, they share the key enabling technology of video processing. Pixelworks has a long heritage and deep expertise in this field, which the Company has consistently invested in and continued to advance over the last 20 years. Innovation rarely happens overnight and it would be difficult for any company to quickly replicate Pixelworks’ combined expertise in motion estimation motion compensation (MEMC), frame rate conversion and picture quality.

Projector

Before talking about the mobile market and opportunity, let me first address our digital projection business. As part of the recently announced restructuring, we are prudently working to streamline our projector business and respective product portfolio. This means serving the same customer base but doing so with a smaller and more targeted product portfolio allowing Pixelworks to continue to deliver world class support with a smaller but highly skilled team.

As Steve Domenik discussed on last quarter’s call in February, Pixelworks gained significant market share in 2015, and we continue to target incremental market share gains in 2016. Once again, the highest priority in our projector business is to focus on customer satisfaction and requirements for next generation products. While our digital projection business will always be subject to both the up and down forces of the macro economic environment, there is no reason why Pixelworks shouldn’t maintain and potentially improve its already favorable position in this market.

Mobile

Now let’s talk about where we are today with our mobile initiative.

It goes without saying that the mobile market continues to represent an enormous opportunity for Pixelworks. The company has made meaningful investment over the last 3 years as well as demonstrated some early progress towards establishing the market. As a result, we currently have a first mover advantage - but with this advantage also comes challenges, most notably having to evangelize the benefits that new technology can provide to prospective customers. This can often be a painstaking process, especially for a smaller resource-limited company, but we’ve already done a lot of work in this regard. In fact, I continue to be impressed by the awareness of Pixelworks and its technology at both device OEMs and across the video streaming ecosystem.

Much of the Company’s early efforts were validated last year by the well-publicized win with Asus for a flagship tablet, and we continue to ship chips in support of that platform, although only in modest volume. The task at hand today is to encourage and achieve broader adoption across multiple customers and a variety of mobile devices. While potentially counterintuitive, I believe that it is critical for us to narrow our focus as opposed to using a wider net approach, especially given limited resources. In-line with this belief and as part of our restructuring plan, going forward our sales efforts will largely be exclusively focused on tablets and handsets - and not include laptop or UltrabookTM-like applications.

Additionally, we have taken steps to strengthen the capabilities of our Sales & Marketing organization to more effectively target the mobile market, and to encompass both chip sales as well as potential licensing/software opportunities.

Coming back to where we are today, we continue to have a very constructive engagement with ASUS, which includes the potential for our mobile chip, Iris, to be incorporated into additional future devices/platforms. ASUS has been an excellent partner and early adopter for Pixelworks, as they look to more fully embrace video quality and enhanced displays as a key differentiator.

Separately, our previously disclosed design win for a new tablet to be offered by a major U.S. mobile wireless carrier continues to be on track - and we have backlog to support this program’s anticipated launch.

Summary

So now pulling all of this together, and with the acknowledgment that I’ve only been in the role a short while, I want to briefly outline the key focus items going forward:

1) Finalize restructuring -- complete all of the action items required to fully implement our restructuring plan at the operational level.
2) Projector product transition -- begin transitioning certain projector customers from their dependency on legacy chips to our newer generation SoCs.
3) Exit TV/Panel -- take the next steps to formally end-of-life several legacy products that are still being sold into the TV/panel/embedded markets.
4) Strengthen our mobile sales capability -- We recently hired a new VP of Sales and Business Development in China, and we will be adding additional resources over the next quarter.
5) A comprehensive review of our mobile go to market strategy - We have launched a comprehensive review of our mobile products, including both Iris and our head-end video streaming capabilities, with the goal of optimizing our go to market strategy.

To conclude my comments, as a more streamlined organization Pixelworks is positioned to deliver both top line growth and profitability in the coming quarters, even without an immediate step-up in revenue contribution from our mobile business. We continue to make forward progress on the Company’s mobile initiative, and we have existing and new design wins that are transitioning to volume production during the course of 2016. Simultaneously, we will continue to serve our projector customers with the goal of not only maintaining but incrementally growing our current market share year-over-year.

With that, I’ll turn the call over to Steve Moore to review our first quarter financials and guidance for the second quarter. Steve.

Steve Moore

Thank you, Todd.

Revenue for the first quarter of 2016 was $11.2 million, which compares to $13.5 million in the prior quarter. The sequential decline in Q1 total revenue was slightly better than our original forecast, but ultimately reflected the expected impact of a challenging macro environment in emerging markets on our digital projection business.

Revenue from chips sold into the TV/Panel market was higher compared to the fourth quarter, however as previously mentioned we expect contribution from this legacy business to decline in future quarters following anticipated end-of-life orders from existing customers. We also recorded a nominal amount of mobile revenue in the first quarter as part of follow-on orders from our initial customer, however mobile was not a meaningful contributor to the sequential Q1 decline in total revenue.

Non-GAAP gross profit margin was 48.0% in the first quarter, compared to 50.9% in the fourth quarter of 2015.

Non-GAAP operating expenses were $9.2 million in the first quarter, compared to $8.8 million in the fourth quarter of 2015.

Adjusted EBITDA was a negative $2.9 million for the first quarter of 2016, compared to a negative $941,000 in the fourth quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $4.0 million, or loss of 14 cents per share, in the first quarter of 2016, as compared to a non-GAAP net loss of $2.2 million, or loss of 8 cents per share, in the prior quarter. The first quarter net loss excludes stock based compensation expenses as well as $4.3 million, or $0.15 per share, in charges related to the restructuring.

Moving to the balance sheet, we ended the first quarter with cash and cash equivalents of approximately $22.9 million, compared to $26.6 million at the end of the fourth quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit.

Other balance sheet metrics include day’s sales outstanding of 46 days at quarter-end, compared to 40 days at the end of the fourth quarter, and inventory turns were approximately 8.5 times compared to around 8 times in the prior quarter.

Guidance

For the second quarter of 2016, we expect revenue to be in a range of between $11.5 and $12.5 million. This range reflects improving, but not yet normalized order patterns, across our digital projection customers, following the largely macro-driven inventory correction during the fourth and first quarters.

We expect gross profit margin for the quarter to range between 48% to 50% on a non-GAAP and GAAP basis.

In terms of operating expenses, we expect the second quarter to range between $7.5 and $8.5 million on a non-GAAP basis, and $8.5 to $9.5 million on a GAAP basis.

And finally, we expect a non-GAAP second quarter net loss of between 5 and 12 cents per share; and we expect a GAAP net loss of between 9 cents and 15 cents per share.

That concludes my comments. We will now open the call for your questions.